                                                                   EXHIBIT 12.2

                           MARK IV INDUSTRIES, INC.

              STATEMENT REGARDING COMPUTATION OF PRO FORMA RATIOS
                        OF EARNINGS TO FIXED CHARGES(1)

                            (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

                                               YEAR ENDED     NINE MONTHS ENDED
                                            FEBRUARY 28, 1997 NOVEMBER 30, 1997
                                                PRO FORMA         PRO FORMA
                                            ----------------- -----------------
Earnings as adjusted (per Exhibit 12.1)....     $228,344          $190,422
                                                ========          ========
Fixed charges before Pro Forma Adjustments
 (per Exhibit 12.1)........................     $ 65,710          $ 53,328
Pro Forma Adjustments:
  Interest expense of the 4 3/4%
   Convertible Subordinated Notes due
   November 1, 2006 (including amortization
   of debt expense)........................       13,822             9,205
  Interest expense reduction attributable
   to the assumed reduction of indebtedness
   under the 8 3/4% Senior Subordinated
   Notes due April 1, 2003 (including
   amortization of debt expense)...........      (23,259)          (15,057)
                                                --------          --------
    Pro Forma Fixed Charges................     $ 56,273          $ 47,476
                                                ========          ========
    Pro Forma Ratio........................        4.06x             4.02x
                                                ========          ========
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(1) The pro forma ratio of earnings to fixed charges reflects a decrease in fixed charges related to the interest expense savings that would have been realized if at the beginning of each period set forth the 4 3/4%
    Convertible Subordinated Notes due November 1, 2004 had been outstanding and the net proceeds therefrom had been used to refinance the Company's 8
    3/4% Senior Subordinated Notes due April 1, 2003. See "Use of Proceeds" in
    the Prospectus.